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                                                                    Exhibit 3.21


                            CERTIFICATE OF AMENDMENT
                                       OF
                  AMENDED RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           EAGLE-PICHER HOLDINGS, INC.


         Eagle-Picher Holdings, Inc., a corporation duly organized and existing under the Delaware General Corporation Law (the "Corporation"), does hereby certify:

         FIRST: That Article 4 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

         4. CAPITAL STOCK. The total number of shares of capital stock which the Corporation is authorized to issue is (i) 1,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and (ii) 50,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), which Preferred Stock the Board of Directors of the Corporation is hereby expressly authorized to issue from time to time in one or more series, each series having such voting powers, dividends, designations, preferences and other rights, qualifications, limitations and restrictions as designated by the Board of Directors from time to time. The holders of shares of Common Stock shall be entitled to one vote per share on all matters which may be submitted to the holders of Common Stock of the Corporation. At the effective time of this amendment each share of Class A Common Stock of the Corporation, par value $0.01 per share, and each share of Class B Common Stock of the Corporation, par value $0.01 per share, outstanding immediately prior to the effective time shall be changed into and reclassified as one share of Common Stock of the Corporation.

         SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 31st day of August, 2001.

                                     EAGLE-PICHER HOLDINGS, INC.


                                     By:
                                        ----------------------------------------
                                        Name:  David G. Krall
                                        Title:  Senior Vice President